UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                      Cellular Technical Services Co., Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    151167103
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 15 Pages

CUSIP No. 151167103              13G                          Page 2 of 15 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          President and Fellows of Harvard College

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                      (b) [ ]


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    3,080,000 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    --
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     3,080,000 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     --
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,080,000 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     [ ]
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          13.9%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          EP

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 15 Pages

CUSIP No. 151167103              13G                          Page 3 of 15 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Harvard University Master Trust Fund

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |X|
                                                                      (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    116,400 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    --
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     116,400 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     --
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          116,400 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     [ ]
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          EP

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 15 Pages

CUSIP No. 151167103              13G                          Page 4 of 15 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Harvard Charitable Remainder Trust Equity Partnerships

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                      (b) [ ]


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    6,800 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    --
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     6,800 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     --
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,800 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     [ ]
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          EP

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 15 Pages

                                  SCHEDULE 13G


Item 1(a) Name of Issuer:

               Cellular Technical Services Co., Inc.

     1(b) Address of Issuer's Principal Executive Offices:

               2401 Fourth Avenue
               Suite 808
               Seattle, WA 98121

Item 2(a) Name of Person Filing:

               (i)  President and Fellows of Harvard College ("P&F")

               (ii) The Harvard University Master Trust Fund ("HUMT")

               (iii) Harvard Charitable Remainder Trust Equity Partnerships
                    ("HCRT")

     2(b) Address of Principal Business Office or, if none, Residence:

               (i)  P&F:    c/o Harvard Management Company, Inc.
                            600 Atlantic Avenue
                            Boston, MA 02210

               (ii) HUMT:   1350 Massachusetts Avenue
                            Holyoke Center, Room 340
                            Cambridge, MA 02138

               (iii) HCRT:  c/o Harvard Management Company, Inc.
                            600 Atlantic Avenue
                            Boston, MA 02210

     2(c) Citizenship:

               (i)  P&F:    Massachusetts

               (ii) HUMT:   Massachusetts

               (iii) HCRT:  Massachusetts

     2(d) Title of Class of Securities:

               Common Stock

     2(e) CUSIP Number:

               151167103

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):

               The entities filing are a Group in accordance with rule 13d-1(b)(l)(ii)(H).



                               Page 5 of 15 Pages

Item 4    Ownership:

     4(a) Amount beneficially owned:

               (i)  P&F: 3,080,000 shares

               (ii) HUMT: 116,400 shares

               (iii) HCRT: 6,800 shares

     4(b) Percent of Class:

               (i)  P&F: 13.9%

               (ii) HUMT: 0.5%

               (iii) HCRT: 0.0%

     4(c) Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                    (i)  P&F: 3,080,000 shares

                    (ii) HUMT: 116,400 shares

                    (iii) HCRT: 6,800 shares

               (ii) shared power to vote or to direct the vote:

                                    ---------

               (iii) sole power to dispose or to direct the disposition of:

                    (i)  P&F: 3,080,000 shares

                    (ii) HUMT: 116,400 shares

                    (iii) HCRT: 6,800 shares


               (iv) shared power to dispose or to direct the disposition of:

                                    --------

Item 5    Ownership of Five Percent or Less of a Class:

                    Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                    Not Applicable.

Item 8    Identification and Classification of Members of the Group:

                    See Exhibit A.

Item 9    Notice of Dissolution of Group:

                    Not Applicable.



                               Page 6 of 15 Pages

Item 10   Certification:

          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                      PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                      By:  /s/ Verne O. Sedlacek
                                         -------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory

                                      THE HARVARD UNIVERSITY MASTER TRUST FUND


                                      By:  /s/ Verne O. Sedlacek
                                         -------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory


                                      HARVARD CHARITABLE REMAINDER TRUST
                                      EQUITY PARTNERSHIPS


                                      By:  /s/ Verne O. Sedlacek
                                         -------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory

February 12, 1997


Pursuant to Rule 101(a)(2)(ii) of Regulation S-T, attached hereto as Exhibit B to this Schedule 13G-A is a copy of the initial Schedule 13G.



                               Page 7 of 15 Pages

                                                      Exhibit A


      Member of Group                                      Item 3 Classification
      ---------------                                      ---------------------

(1)   President and Fellows of Harvard College                       EP

(2)   The Harvard University Master Trust Fund                       EP

(3)   Harvard Charitable Remainder Trust Equity Partnerships         EP




                               Page 8 of 15 Pages

                                                                       Exhibit B

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                      Cellular Technical Services Co., Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    151167103
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement |X| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 9 of 15 Pages

CUSIP No. 151167103              13G                         Page 10 of 15 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          President and Fellows of Harvard College

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                      (b) [ ]


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    1,050,397 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    --
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     1,050,397 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     --
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,050,397 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     [ ]
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.7%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          EP

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 15 Pages

CUSIP No. 151167103              13G                         Page 11 of 15 Pages
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Harvard Yenching Institute

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                      (b) [ ]


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

        NUMBER OF                    12,800 shares
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    --
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                     12,800 shares
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER

                                     --
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,800 shares

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     [ ]
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          EP

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 15 Pages

                                  SCHEDULE 13G

Item 1(a)      Name of Issuer:
                    Cellular Technical Services Co., Inc.

        1(b)   Address of Issuer's Principal Executive Offices:
                    2401 Fourth Avenue
                    Suite 808
                    Seattle, WA  98121

Item 2(a)      Name of Person Filing:
                    (i)  President and Fellows of Harvard College ("P&F")
                    (ii) Harvard Yenching Institute ("HYI")

        2(b)   Address of Principal Business Office or, if none,
                    Residence:
                       (i) President and Fellows of Harvard College c/o Harvard Management Company, Inc.
                            600 Atlantic Avenue
                            Boston, MA  02210
                       (ii) Harvard Yenching Institute
                            2 Divinity Avenue
                            Cambridge, MA  02138

        2(c)   Citizenship:
                    (i)  P&F:  Massachusetts
                    (ii) HYI:   Massachusetts

        2(d)   Title of Class of Securities:
                    Common Stock

        2(e)   CUSIP Number:
                       151167103

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):

                       The entities filing are a Group in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4(a)      Amount beneficially owned:
                       (i)  P&F:  1,050,397 shares
                       (ii) HYI:     12,800 shares

        4(b)   Percent of Class:
                       (i)  P&F:  9.7%
                       (ii) HYI:  0.1%

                               Page 12 of 15 Pages

        4(c)   Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                       (i)  P&F:  1,050,397 shares
                       (ii) HYI:     12,800 shares

               (ii) shared power to vote or to direct the vote:
                                -------

               (iii) sole power to dispose or to direct the disposition of:
                       (i)  P&F:  1,050,397 shares
                       (ii) HYI:     12,800 shares

               (iv) shared power to dispose or to direct the disposition of:
                                -------

Item 5         Ownership of Five Percent or less of a Class:
                       Not Applicable.

Item 6         Ownership of more than Five Percent on behalf of another person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                       Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                       See Exhibit A attached hereto.

Item 9         Notice of Dissolution of Group:
                       Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 13 of 15 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       PRESIDENT AND FELLOWS OF HARVARD COLLEGE

                                       By:  /s/  Verne O. Sedlacek
                                          -----------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title:    Authorized Signatory


                                       HARVARD YENCHING INSTITUTE

                                       By:  /s/  Verne O. Sedlacek
                                          -----------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title:    Authorized Signatory

February 13, 1996


                               Page 14 of 15 Pages

                                                                       Exhibit A

Member of Group                                            Item 3 Classification

(1)   President and Fellows of Harvard College                      EP
(2)   Harvard Yenching Institute                                    EP


                               Page 15 of 15 Pages